As filed with the Securities and Exchange Commission on April 30, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regency Energy Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1731691
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3738 Oak Lawn Avenue Dallas, TX	75219
(Address of Principal Executive Offices)	(Zip Code)

Thomas E. Long

Regency GP LLC

3738 Oak Lawn Avenue

Dallas, TX 75219

(214) 981-0700

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-201030, of Regency Energy Partners LP, a Delaware limited partnership (“Regency”) filed with the Securities and Exchange Commission on December 17, 2014. The Registration Statement registered the offer and sale from time to time of up to $1,000,000,000 in aggregate offering price of common units representing limited partner interests of Regency (the “Securities”).

On April 28, 2015, the unitholders of Regency approved the Agreement and Plan of Merger, dated as of January 25, 2015, as amended by Amendment No. 1 thereto (as so amended, the “Merger Agreement”), by and among (i) Energy Transfer Parterns, L.P., a Delaware limited partnership (“ETP”), (ii) Energy Transfer Partners GP, L.P., a Delaware limited partnership, (iii) Rendezvous I LLC, a Delaware limited liability company (“Merger Sub”), (iv) Rendezvous II LLC, a Delaware limited liability company, (v) Regency, (vi) Regency GP LP, a Delaware limited partnership, (vii) ETE GP Acquirer LLC, a Delaware limited liability company (“ETE Acquirer”), and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., a Delaware limited partnership. Pursuant to the terms of the Merger Agreement, Regency merged with Merger Sub, with Regency continuing as the surviving entity and as a wholly owned subsidiary of ETP (the “Merger”). Each outstanding common unit representing a limited partner interest of Regency and Class F unit representing a limited partner interest of Regency was converted into the right to receive 0.4124 newly issued common units representing limited partner interests of ETP.

In connection with the anticipated completion of the transactions contemplated by the Merger Agreement, Regency has terminated all offerings of Securities pursuant to the Registration Statement. In accordance with undertakings made by Regency in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance that remain unsold at the termination of such offering, Regency hereby removes from registration all of such Securities of Regency registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas on April 30, 2015.

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ Michael J. Bradley
Name: Michael J. Bradley
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in their capacities indicated, which are with Regency GP LLC, the general partner of Regency GP LP, the general partner of Regency Energy Partners LP, on the dates indicated:

Signature	Title	Date

/s/ Michael J. Bradley	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2015
Michael J. Bradley

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 30, 2015
Thomas E. Long

*	Vice President and Controller (Principal Accounting Officer)	April 30, 2015
A. Troy Sturrock

*	Director	April 30, 2015
James W. Bryant

*	Director	April 30, 2015
Rodney L. Gray

*	Director	April 30, 2015
John W. McReynolds

	Director	April 30, 2015
Matthew S. Ramsey

	Director	April 30, 2015
Richard D. Brannon

* By:	/s/ Michael J. Bradley
Michael J. Bradley, Attorney-in-fact

[Signature Page to Post-Effective S-3]